                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          NATIONAL STEEL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

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Yutaka Tanaka                                             National Steel
Chairman of the Board and Chief Executive Officer         Corporation
                                                          4100 Edison Lakes
                                                          Parkway
                                                          Mishawaka, IN 46545
                                                          Telephone: (219)
                                                          273-7000
                                                          Facsimile: (219)
                                                          273-7868

March 31, 1999

To All National Steel Corporation Stockholders:

  It is a pleasure to invite you to our Annual Meeting of Stockholders which will be held at the Willard Inter-Continental Washington, 1401 Pennsylvania Avenue N.W., Washington, D.C. on Monday, May 10, 1999 at 10:00 a.m. Eastern Daylight Time. Your continued interest in our Company is appreciated, and I hope that as many of you as possible will attend the Annual Meeting.

  At the meeting you will be asked to elect nine directors to terms ending at the next Annual Meeting of Stockholders and to ratify the appointment of Ernst & Young LLP as National Steel's independent auditors for the fiscal year ending December 31, 1999.

  Regardless of the number of shares you own, it is important that they are represented and voted at the meeting, whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience.

  On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                          Sincerely,

                                          /s/ Yutaka Tanaka
                                          Yutaka Tanaka
                                          Chairman of the Board and
                                           Chief Executive Officer

-------------------------------------------------------------------------------

                          NATIONAL STEEL CORPORATION
                           4100 Edison Lakes Parkway
                           Mishawaka, Indiana 46545

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

  The 1999 Annual Meeting of Stockholders of National Steel Corporation (the "Company") will be held at the Willard Inter-Continental Washington, 1401 Pennsylvania Avenue N.W., Washington, D.C. on Monday, May 10, 1999 at 10:00 a.m. Eastern Daylight Time.

  The Annual Meeting will be held for the following purposes:

    1. To elect nine directors to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

    2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

    3. To transact any other business that may properly come before the meeting.

  March 19, 1999 has been designated as the date of record for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                                   By order of the Board of Directors,

                                   /s/ Ronald J. Werhnyak
                                   Ronald J. Werhnyak
                                   Vice President, General Counsel and
                                    Secretary

March 31, 1999


 Whether or not you plan to attend the Annual Meeting, please mark, date and sign the enclosed form of proxy and return it promptly in the envelope which has been provided. You may revoke your proxy at any time before it is voted by written notice to such effect, by submitting a subsequently dated proxy or by attending the Annual Meeting and voting in person.

                                PROXY STATEMENT

                     GENERAL INFORMATION FOR STOCKHOLDERS

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of National Steel Corporation (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 10, 1999 and at any and all adjournments of such Annual Meeting. As of March 19, 1999, the record date for the Annual Meeting, there were issued and outstanding 22,100,000 shares of Class A Common Stock, all of which are owned by NKK U.S.A. Corporation, and 19,248,540 shares of Class B Common Stock. Holders of Class A Common Stock are entitled to two votes per share while holders of Class B Common Stock are entitled to one vote per share. Except as otherwise required by law or the Company's Certificate of Incorporation, the holders of the Class A Common Stock and the Class B Common Stock vote together, without regard to class, on all matters upon which the stockholders are entitled to vote. The Class A Common Stock and Class B Common Stock are sometimes referred to collectively herein as the "Common Stock" of the Company.

  This Proxy Statement and form of proxy were initially mailed to stockholders on or about March 31, 1999. In addition to solicitation by mail, the Company will request security dealers, banks, fiduciaries and nominees to furnish proxy materials to beneficial owners of the Class B Common Stock of whom they have knowledge and will reimburse them for their expenses for doing so. Additional solicitation may be made by letter, telephone or facsimile by officers and employees of the Company. In addition, the annual report of the Company for the fiscal year ended December 31, 1998 and the Company's 1998 Annual Report on Form 10-K have been mailed to each stockholder of record and provided to security dealers, banks, fiduciaries and nominees for mailing to beneficial owners at the Company's expense.

  All duly executed proxies received by management prior to the Annual Meeting will be voted in accordance with the choices specified by stockholders on their proxies. If no choice is specified by a stockholder, the shares of such stockholder will be voted FOR the election of the nine nominees for directors listed in this Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company. Stockholders who execute proxies may revoke them at any time before they are voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Notice of revocation should be sent to the Secretary of the Company at 4100 Edison Lakes Parkway, Mishawaka, Indiana 46545.

  It is the policy of the Company that proxies that identify the vote of specific stockholders are kept confidential until the final vote is tabulated, except in a contested proxy or consent solicitation or to meet applicable legal requirements.

  The Bylaws of the Company provide that, except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, but in no event less than one-third of the shares entitled to vote at the meeting, shall constitute a quorum for the transaction of business at the Annual Meeting. The Bylaws also provide that (i) directors shall be elected by a plurality of the votes cast at the Annual Meeting, and (ii) except as required by law, the Certificate of Incorporation or the Bylaws, any other matter brought before the Annual Meeting shall be decided by the vote of the holders of a majority of the voting power of the capital stock represented and entitled to vote at the Annual Meeting.

  Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of

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

determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" as present for purposes of determining a quorum at the Annual Meeting. Broker non-votes as to particular proposals, however, will be deemed shares not having voting power on such proposals, will not be counted as votes for or against such proposals and will not be included in calculating the number of votes necessary for approval of such proposals. "Broker non-votes" are proxies with respect to shares of voting stock held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable New York Stock Exchange rules or the instrument under which it serves in such capacity and (iii) the record holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter. As a result of the foregoing, shares not voted, whether by abstention, broker non-votes or otherwise, will have no effect on the election of directors. However, abstentions as to other proposals will have the same effect as a vote against the proposal.

  The expense of this solicitation will be paid by the Company. Brokers and certain other holders for beneficial owners will be reimbursed for out-of-pocket expenses incurred in the solicitation of proxies from the beneficial owners of shares held in their names. The Company has retained the services of ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies for a fee not expected to exceed in the aggregate $2,500 plus reasonable out-of-pocket expenses.

                             ELECTION OF DIRECTORS

  Nine directors are to be elected to hold office for terms expiring on the date of the 2000 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier resignation, retirement, death or removal. All of the nominees have been designated by the Board of Directors and are members of the present Board. Each nominee has consented to being named in the Proxy Statement as a nominee for director and has agreed to serve as a director if elected. The proxies appointed by name in the enclosed proxy form will vote as instructed by the stockholder for the election of the nominees listed below. The proxies, however, reserve full discretion to cast votes for any other person if any nominee shall be unable to serve, or for good cause will not serve, except where authority is withheld by the stockholder.

Information Concerning Nominees for Directors

  Set forth below for each nominee is his name and age; the date on which he first became a director of the Company; the names of other companies of which he serves as a director; and his principal occupation during at least the last five years.

Charles A. Bowsher

  Mr. Bowsher, age 67, has been a director of the Company since April 21, 1997. From 1981 to 1996, he served as Comptroller General of the United States and head of the General Accounting Office. Mr. Bowsher was associated with Arthur Andersen & Co. from 1956 to 1967 and 1971 to 1981, and served as Assistant Secretary of the Navy for Financial Management from 1967 to 1971. Mr. Bowsher also serves as a director of American Express Bank, Ltd. and DeVry Inc. Mr. Bowsher is a member of the Compensation Committee and Audit Committee.

Edsel D. Dunford

  Mr. Dunford, age 63, has been a director of the Company since April 27, 1998. Mr. Dunford has held a variety of management and technical positions with TRW, Inc., a manufacturer of products for the automotive, space and defense and information systems industries. He served as President of TRW from 1991 until his

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

retirement in 1994. Mr. Dunford also serves as a director of Cordant Technologies, Inc., Cooper Tire & Rubber Company and Howmet International. Mr. Dunford is a member of the Audit Committee.

Mitsuoki Hino

  Mr. Hino, age 51, has been a director of the Company since October 27, 1998. Since 1971, Mr. Hino has served in various capacities with NKK Corporation ("NKK"), a Japanese steel manufacturer and the parent company of NKK U.S.A. Corporation (the holder of all of the outstanding shares of the Company's Class A Common Stock). His most recent positions have been Senior Manager, Planning from 1992 to 1993, Director of Human Resources from 1993 to 1995 and General Manager, Sales and Production Planning from 1995 to the present.

Frank J. Lucchino

  Mr. Lucchino, age 60, has been a director of the Company since January 30, 1995. Since 1980 he has served as Controller of Allegheny County, Pennsylvania and been a Partner with the law firm of Grogan, Graffam, McGinley & Lucchino, PC. Mr. Lucchino also serves as a director of Allegheny Teledyne Incorporated. Mr. Lucchino serves by nomination of the President of the United States as a member of the U.S. National Commission on Libraries and Information Science and is also a member of the Board of Trustees of the Carnegie, the Carnegie Science Center, the Carnegie Library of Pittsburgh and the Western Pennsylvania Historical Society. Mr. Lucchino was nominated to serve on the Board of Directors pursuant to a collective bargaining agreement with the United Steelworkers of America. Mr. Lucchino is Chairman of the Audit Committee.

Bruce K. MacLaury

  Mr. MacLaury, age 67, has been a director of the Company since April 30, 1996. From 1977 to 1995, Mr. MacLaury served as President of The Brookings Institution which is engaged in public policy research and education. Mr. MacLaury also serves as a director of American Express Bank, Ltd., the St. Paul Companies Inc. and the Vanguard Funds. Mr. MacLaury is Chairman of the Compensation Committee and a member of the Nominating Committee.

Mineo Shimura

  Mr. Shimura, age 47, has been a director of the Company since April 21, 1997. Mr. Shimura has served as a senior executive for various U.S. affiliates of NKK and presently holds the following positions with NKK affiliates:
President of NUF Corporation (a finance company), Executive Vice President of NKK America, Inc. (a service company), Executive Vice President of NKK U.S.A. Corporation (a holding company), President of NAF Corporation (a real estate holding company), President of NKK Windsor Corporation (a finance company), President of Galvatek America Corporation (a holding company) and President of Galvatek Ontario Corporation (a holding company). Mr. Shimura is Chairman of the Nominating Committee.

Hisashi Tanaka

  Mr. Tanaka, age 51, has been a director of the Company since April 27, 1998. Mr. Tanaka has served in various capacities with NKK since 1971. His most recent positions have been Senior Manager, Steelmaking Technology & Fire-Brick Purchase from 1993 to 1994, Director, Steelmaking Technology from 1994 to 1995, Director, Technical & Engineering Planning from 1995 to 1996, General Manager, Steelmaking Technology from 1996 to 1998 and General Manager Technology Planning and Coordination from 1998 to the present.

Yutaka Tanaka

  Mr. Tanaka, age 62, has been a director of the Company since April 1, 1998. Mr. Tanaka was elected Vice Chairman of the Company in April 1998 and Chairman of the Board and Chief Executive Officer in September 1998. Mr. Tanaka served as President of Adchemco Corporation, a manufacturer of chemical products and a wholly owned subsidiary of NKK, from June 1996 to March 1998. Prior thereto, he was employed in various capacities by NKK, where he most recently served as Managing Director from June 1992 to June 1996.

Sotaro Wakabayashi

  Mr. Wakabayashi, age 49, has been a director of the Company since December 16, 1998. Mr. Wakabayashi has served in various capacities with NKK since 1974. His most recent positions have been Senior Manager, International Legal Affairs from 1993 to 1994, Senior Counselor from 1994 to 1998 and Chief Senior Counselor from 1998 to the present. Mr. Wakabayashi became a member of the Compensation Committee in March 1999.

                            THE BOARD OF DIRECTORS

  The Board of Directors held 9 meetings during 1998.

Committees of the Board of Directors

  The Company has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

  The Audit Committee has been established to assist the Board of Directors in fulfilling its oversight responsibility by monitoring and reviewing the effectiveness of the Company's (i) financial reporting process, (ii) system of internal controls over financial operations and (iii) audit process. It has responsibility for recommending to the Board of Directors a firm of independent certified public accountants to serve as auditors to be appointed by the Board, subject to ratification by the stockholders at the Annual Meeting. In addition, the Audit Committee approves the scope of, and fees related to, the annual audit and reviews the results and recommendations of the independent auditors upon completion of the annual audit. The Audit Committee also reviews the Company's compliance with its Code of Ethical Business Conduct. The Committee has the authority to meet and confer with the Company's independent accountants, internal auditors, officers and employees in connection with carrying out its responsibilities. The Audit Committee is presently comprised of Mr. Lucchino, Chairman, Mr. Bowsher and Mr. Dunford. The Audit Committee held 19 meetings during 1998.

Compensation Committee

  The duties of the Compensation Committee are to review and approve a compensation philosophy and guidelines for the Company's executive officers and directors. In addition, the Compensation Committee reviews and recommends for approval by the Board of Directors base salaries, employment agreements, stock option and stock appreciation right grants and any severance payments for any of the Company's executive officers. The Committee also establishes, administers, amends and terminates plans, policies and procedures regarding incentive compensation and other performance based compensation arrangements; reviews the executive officer succession program; and oversees compliance with all Securities and Exchange Commission and other applicable laws and regulations pertaining to the disclosure of compensation paid to executive officers and directors. The Compensation Committee is presently comprised of Mr. MacLaury, Chairman, Mr. Bowsher and Mr. Wakabayashi. The Compensation Committee held 6 meetings during 1998.

Nominating Committee

  The Nominating Committee has the authority to develop candidate specifications for Board membership and to make recommendations as to candidates for election to the Board of Directors and as to candidates to fill vacancies on the Board of Directors. The Nominating Committee will consider nominees for election to the Board of Directors recommended by stockholders of the Company. Suggestions for candidates, accompanied by

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

biographical material and material regarding the candidate's qualifications to serve as a director, should be sent to the Secretary of the Company. The Nominating Committee is also responsible for reviewing the qualifications of the candidate nominated to serve as a director by the United Steelworkers of America pursuant to their collective bargaining agreement with the Company. The Nominating Committee is presently comprised of Mr. Shimura, Chairman and Mr. MacLaury. The Nominating Committee held 3 meetings during 1998.

Attendance

  All of the incumbent directors attended at least 75% of the Board and committee meetings held in 1998 during the period they were members of the Board or of a committee.

Compensation of Directors

  Directors who are not employees of the Company or any of its subsidiaries receive an annual fee of $30,000 plus a fee of $1,000 for attendance at each meeting of the Board of Directors and at each meeting of a committee of the Board of Directors. The chairman of each standing committee receives an additional annual payment of $3,000. All directors are reimbursed for expenses incurred in attending Board and committee meetings. In addition, any non-employee director who, at the request of the Chairman of the Board, performs special services or assignments on behalf of the Board, receives compensation of $1,000 per day plus reasonable out-of-pocket expenses. Each non-employee director also receives, upon his initial election to the Board of Directors, a stock option grant of 2,500 shares of Class B Common Stock at the then market price pursuant to the terms of the 1993 National Steel Corporation Non-Employee Directors Stock Option Plan ("Directors Plan"). An additional stock option grant of 500 shares of Class B Common Stock is granted to each non-employee director pursuant to the Directors Plan at each anniversary of Board service. These stock options vest in one-third annual increments commencing on the first anniversary date of the initial grant. In June 1997 and February 1998, the Board of Directors authorized the conversion of certain outstanding stock options which had previously been granted to directors under the Directors Plan into cash only stock appreciation rights ("SARs"). In October 1999, the Board of Directors authorized the conversion of all remaining SARs back into stock options. The stock options have the same exercise price, exercise date and expiration date as the SARs which they replaced.

                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Board of Directors (the "Committee") reviews and approves the philosophy and guidelines for compensation programs and develops recommendations for the Board of Directors regarding compensation levels for the Company's executive officers and directors. The Committee also administers the Company's annual Management Incentive Compensation Plan ("MICP"). The Committee is composed exclusively of independent directors who are not eligible to participate in any of management's compensation programs. The Committee presents the following report on compensation for the Company's executive officers for 1998.

Overview and Philosophy

The Committee has adopted a written statement of executive compensation purposes, guiding principles and objectives which guide its evaluation and determination of executive compensation programs. This statement was developed by the Committee with the assistance of an independent compensation consulting firm familiar with compensation policies within the industry and at other major corporations. The statement provides that the purposes of executive compensation are to:

  .attract, motivate and retain outstanding team members;

  .align their success with the Company's stockholders; thereby

  . motivating them to enhance stockholder value by attaining the Company's short and long term performance objectives.

Components of Executive Officer Compensation

  Individual executive officer compensation includes base salary, annual incentive bonus and long term incentive compensation. With the assistance of an independent consulting firm, the Committee determines the median amount of base salary, annual incentive bonus and long term incentive compensation which are appropriate for each executive officer position. These median amounts are based upon compensation practices for comparable positions, as disclosed in certain compensation surveys reviewed by the Committee, including surveys of companies in the steel industry and surveys of general industrial companies. In making its determination of median compensation amounts, the Committee focuses on the salary, annual incentive bonus and long term incentive compensation disclosed in these surveys for companies of comparable size and scope of operations, including the largest public integrated steel companies with which the Company competes. However, since duties, responsibilities and experience of an executive officer may differ from survey norms in both content and scope, adjustments are made by the Committee, in its judgment, for those factors. Therefore, compensation paid to some executive officers may be lower, while compensation paid to other executive officers may be higher, than median levels. All of the companies included in the Company's peer group shown in the Performance Graph on page 18 of this Proxy Statement, and many of the companies included in the Standard & Poor's Composite 500 stock index, participate in the surveys reviewed by the Committee.

Base Salary

  An increase in base salary for an executive officer is based on individual performance, business performance and the median base salary amount for such position, as disclosed in compensation surveys reviewed by the Committee. The Committee does not rely on any specific formula nor does it assign specific weights to the factors used in determining base salaries. Mr. Tanaka's base salary was increased from $400,000 to $500,000 in September 1998, when he was appointed Chief Executive Officer. Mr. Sawaragi's base salary was not increased during 1998, remaining at the $500,000 amount which was established in August 1996 when he became Chief Executive Officer. The base salaries of Mr. Tanaka and Mr. Sawaragi are below the median salary level for their position, as disclosed in the compensation surveys reviewed by the Committee.

Annual Incentives

  The 1998 MICP approved by the Compensation Committee establishes the basis for determining the amount of annual incentive bonus paid to each executive officer. Under the MICP, each executive officer is given an annual incentive target, equal to a percentage of base salary. This target is based upon the median annual incentive compensation amount for such position, as disclosed in compensation surveys reviewed by the Committee. The annual incentive target may be adjusted by the Committee in its discretion, based upon its evaluation of a particular executive officer's responsibilities and performance. Mr. Tanaka's annual incentive target was increased from 45 to 50% of his base salary when he was appointed Chief Executive Officer in September 1998. At the time of his resignation on August 31, 1998, Mr. Sawaragi's annual incentive target was 50% of his base salary.

  The 1998 MICP provided that each executive officer could earn a percentage of his target amount, ranging from 0 to 200%, depending upon the extent to which the Company achieved the net income and other performance goals established by the Committee. This percentage could also be adjusted by the Committee, in its discretion, in the event of exceptional Company performance or if other important business or strategic objectives were met. Based upon these factors, the Compensation Committee set the 1998 MICP payout at 43% of the target amount. The Committee also had the discretion to adjust this percentage for particular executives in the event of exceptional individual performance.

  In February 1999, Mr. Tanaka was paid an incentive bonus of $125,000 for 1998. The amount of this bonus slightly exceeded the 1998 MICP payout of 43% of the target amount. The Committee determined that this bonus amount was appropriate in view of Mr. Tanaka's outstanding performance and leadership since becoming Chief Executive Officer in September 1998, particularly in helping the Company react to the difficult environment for the steel industry during the fourth quarter of 1998. At the time of his resignation on August 31, 1998, Mr. Sawaragi was paid an incentive bonus for 1998 in the amount of $285,822. The amount of this bonus was calculated in accordance with the requirements of Mr. Sawaragi's employment contract, and was equal to his average incentive bonus during the preceding three year period, pro-rated to reflect the part of the year completed prior to his resignation.

Long Term Incentives

  The Company's long term incentive compensation awards for executive officers are made pursuant to the 1993 National Steel Corporation Long Term Incentive Plan ("Long Term Incentive Plan") and are designed to link executive compensation to the performance of the Company's Class B Common Stock share price. These awards also provide a retention incentive for participants. Through June of 1997, the only type of long-term incentive awards granted by the Company to executive officers and other key employees were stock options. However, in June 1997 and February 1998, the Board of Directors authorized the conversion of certain stock options which were previously granted to executives under the Long Term Incentive Plan into SARs. In October 1998, all remaining SARs were converted back into stock options. The stock options have the same exercise price, exercise date and expiration date as the SARs which they replaced.

  Effective as of February 9, 1998, the Committee and the Board of Directors granted long term incentive awards in the form of nonstatutory stock options under the Long Term Incentive Plan to certain of the Company's executive officers. The amount of these awards was based primarily upon the median level of the long term incentive award for each executive officer position, as disclosed in compensation surveys reviewed by the Committee. The Committee also took into account its evaluation of the particular officer's responsibilities and performance. These stock options vest in one-third annual increments commencing on the first anniversary date of the initial grant. The exercise price for all options was equal to the market price of the Company's Class B Common Stock on the date of the grant. Thus, these awards reward executives only to the extent that the Company's Class B Common Stock share price increases over that market price. Upon his election as Vice Chairman of the Company on April 1, 1998, Mr. Tanaka was awarded options to purchase 45,000 shares at an exercise price of $17.375 per share. No additional options were awarded to Mr. Tanaka when he was appointed Chief Executive Officer. Mr. Tanaka's stock option award was below the median grant value of long term incentive awards for his position, as disclosed in the compensation surveys reviewed by the Committee. Mr. Sawaragi was not awarded any new stock options during 1998.

Benefits

  The Company's executive officers also participate in pension, perquisite, deferred compensation and other executive benefit programs. These programs are designed to be within competitive standards as defined by the practices of other major corporations.

Tax Treatment

  One factor which the Committee considers in establishing its compensation policies is the expected tax treatment to the Company and its executive officers of the various forms of compensation. Among other things, the Committee considers the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), on the corporate deduction for compensation paid to executive officers. The deductibility of certain types of compensation may depend upon factors which are beyond the Committee's control, such as the timing of the executive officer's exercise of stock options or SARs and changes in law. Consequently, the Committee may not, in all cases, limit executive compensation to that amount which is deductible under
Section 162(m) of the Code. The Committee will, however, consider methods of preserving the deductibility of compensation benefits to the extent that it is reasonably practicable and to the extent that it is consistent with the

Committee's other compensation goals and objectives. In 1998, the Company was not affected by the limitations imposed by Section 162(m) of the Code.

  The Committee believes the Company's executive compensation policies and programs serve the interests of the stockholders and the Company. As the Company moves forward in its efforts to create stockholder value in the years ahead, the Committee will continue to review, monitor and evaluate the Company's policies and programs regarding executive compensation. The Committee intends to insure that these compensation policies and programs continue to support the Company's strategy, continue to be competitive in the marketplace to attract, retain and motivate the talent needed to succeed, and appropriately reward the creation of value on behalf of the Company's stockholders.

                                          Compensation Committee

                                          Bruce K. MacLaury, Chairman
                                          Charles A. Bowsher

Executive Compensation

  The following table sets forth separately, for the fiscal years indicated, each component of compensation paid or awarded to, or earned by, each individual who served as Chief Executive Officer of the Company during the last fiscal year, and each of the other four most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year (collectively referred to herein as the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                              Long-Term
                                                             Compensation
                                   Annual Compensation          Awards
                              ------------------------------ ------------
                                                              Securities
                                                              Underlying
                                                Other Annual   Options/    All Other
Name and Principal             Salary   Bonus   Compensation     SARs     Compensation
Position                 Year   ($)      ($)       ($)(1)       (#)(2)       ($)(3)
------------------       ---- -------- -------- ------------ ------------ ------------
Osamu Sawaragi.......... 1998 $333,336 $285,822       --           --       $298,077
Chairman of the Board
 and                     1997  500,004  450,000       --        50,000           --
Chief Executive Officer
 (4)                     1996  183,714  150,000       --           500           --

Yutaka Tanaka........... 1998  333,338  125,000    18,302       45,000        22,872
Chairman of the Board
 and                     1997      --       --        --           --            --
Chief Executive Officer
 (5)                     1996      --       --        --           --            --

John A. Maczuzak........ 1998  372,916   95,000       --        45,000        28,729
President and            1997  347,909  275,000    12,115       40,000        34,863
Chief Operating Officer
 (6)                     1996  183,750  100,000    12,115       15,000        23,638

David L. Peterson....... 1998  234,996   40,730     6,860       30,000        22,634
Senior Vice President,
 Business                1997  233,746  125,000     6,860       15,000        22,542
Development, Production
 Planning                1996  215,830   72,000     6,860       15,000        22,517
and Technical Support

James H. Squires........ 1998  211,666   50,000     8,360       25,000        18,104
Senior Vice President
 and                     1997  180,000  125,000       --        15,000         7,272
General Manager          1996  141,864   33,000       --           --          6,066
Granite City Division

Robert G. Pheanis....... 1998  200,004   30,331     8,769       15,000        17,459
Vice President and       1997  200,004  100,000     8,769       15,000        18,429
General Manager          1996  196,671   57,000     8,769       15,000        17,042
Midwest Division

--------
(1) The amount shown represents amounts paid to the Named Executive Officer for reimbursement of taxes.

(2) All grants shown were made pursuant to the Long Term Incentive Plan except for the grant of an option to Mr. Sawaragi to purchase 500 shares during 1996 which was made pursuant to the Directors Plan. In addition to the stock options shown in the table above, in February 1998 each of the Named Executive Officers (other than Mr. Tanaka) was granted SARs pursuant to the Long Term Incentive Plan (and in the case of Mr. Sawaragi also pursuant to the Directors Plan) in exchange for cancellation of an identical number of non-statutory stock options previously granted to him. The SARs had the same exercise price, exercise date and expiration date as the stock options which they replaced. Also, in October 1998 each of the Named Executive Officers (other than Mr. Tanaka) was granted non-statutory stock options pursuant to the Long Term Incentive Plan (and in the case of Mr. Sawaragi also pursuant to the Directors Plan) in exchange for cancellation of all remaining SARs previously granted to him. The stock options have the same exercise price, exercise date and expiration date as the SARs which they replaced.

(3) The amount shown for 1998 includes (a) the Company's contribution to the National Steel Retirement Savings Program for Messrs. Maczuzak, Peterson, Squires and Pheanis in the amounts of $6,400, $6,400, $7,485 and $6,500, respectively; (b) the dollar value of life insurance premiums paid by the Company on behalf of the Named Executive Officer for Messrs. Tanaka, Peterson, Squires and Pheanis in the amounts of $22,872, $8,234, $10,619 and $10,959, respectively; (c) the Company's contribution to the Executive Deferred Compensation Plan for Messrs. Maczuzak and Peterson in the amounts of $22,329 and $8,000, respectively; and (d) payments to Mr. Sawaragi in the amount of $298,077 pursuant to his employment contract following his resignation as Chief Executive Officer on August 31, 1998.

(4) Mr. Sawaragi became an executive officer of the Company on August 20, 1996 and resigned effective as of August 31, 1998.

(5) Mr. Tanaka was appointed Vice Chairman of the Company on April 1, 1998 and Chairman and Chief Executive Officer on September 1, 1998.

(6)  Mr. Maczuzak became an executive officer of the Company on May 1, 1996.

Stock Option/SAR Tables

  The following table contains information relating to stock options and SARs which were granted to the Named Executive Officers in 1998.

                           OPTION/SAR GRANTS IN 1998

                       Number of
                       Securities     Percent of Total Options Exercise or Base
                   Underlying Options Granted To Employees in       Price       Expiration Grant Date Present
      Name         Granted (#)(1)(2)        Fiscal Year          ($/Share)(3)      Date       Value ($)(4)
      ----         ------------------ ------------------------ ---------------- ---------- ------------------
Osamu Sawaragi                0                  --                    --            --              --
Yutaka Tanaka            45,000                 10.5%              $17.375       4/01/08        $374,600(5)
John A. Maczuzak         45,000                 10.5                14.375       2/09/08         304,802(6)
David L. Peterson        20,000                  4.7                14.375       2/09/08         135,468(6)
                         10,000                  2.3                  9.75       8/01/08          48,177(7)
James H. Squires         25,000                  5.8                14.375       2/09/08         169,334(6)
Robert G. Pheanis        15,000                  3.5                14.375       2/09/08         101,601(6)

--------
 (1) These grants represent nonstatutory stock options to purchase shares of the Company's Class B Common Stock which were granted under the Long Term Incentive Plan. The options become exercisable in annual one third increments commencing one year from the date of the initial grant. The options can be exercised only while the optionee is in the employ of the Company; however, in the event that termination of employment is by reason of retirement, permanent disability or death, the options may be exercised in whole or in part within 24 months of the date of any such occurrence, to the extent they have vested as described in the Long Term Incentive Plan. In the event of a change in control, as defined in the Long Term Incentive Plan, all options become immediately exercisable unless provided otherwise at the time of grant of such options.

 (2) In addition to the stock options shown in the table above, in February 1998, each of the Named Executive Officers (other than Mr. Tanaka) was granted SARs pursuant to the Long Term Incentive Plan (and in the case of Mr. Sawaragi also pursuant to the Directors Plan) in exchange for the cancellation of an identical number of non-statutory stock options previously granted to him. The SARs had the same exercise price, exercise date and expiration date as the stock options which they replaced. Also, in October 1998, each of the Named Executive Officers (other than Mr. Tanaka) was granted non-statutory stock options in exchange for the cancellation of all remaining SARs previously granted to him. The stock options have the same exercise price, exercise date and expiration date as the SARs which they replaced.

 (3) The exercise price for these stock option grants was equal to the fair market value of the Class B Common Stock on the grant date.

 (4) The grant date present value was determined using the Black-Scholes valuation methodology. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option or SAR. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option or SAR is exercised so that there is no assurance the value realized by an individual will be at or near the value estimated by the Black-Scholes model.

 (5) The following assumptions were made when applying the Black-Scholes valuation methodology to this grant: (a) expected volatility: 0.4810;
      (b) expected dividend yield: 2.72%; (c) expected risk free rate of return: 6.25%; (d) expected timing of exercise: 10 years; and (e) Black-Scholes ratio: 0.47910507.

 (6) The following assumptions were made when applying the Black-Scholes valuation methodology to this grant: (a) expected volatility: 0.4678;
      (b) expected dividend yield: 2.72%; (c) expected risk free rate of return: 6.25%; (d) expected timing of exercise: 10 years; and (e) Black-Scholes ratio: 0.47119159.

 (7) The following assumptions were made when applying the Black-Scholes valuation methodology to this grant: (a) expected volatility: 0.5066;
      (b) expected dividend yield: 2.72%; (c) expected risk free rate of return: 6.25%; (d) expected timing of exercise: 10 years; and (e) Black-Scholes ratio: 0.4941251.

  The following table sets forth certain information concerning options to purchase the Company's Class B Common Stock and SARs which were exercised by the Named Executive Officers during 1998 and the value of unexercised options and SARs held by the Named Executive Officers as of December 31, 1998.

                  AGGREGATED OPTION/SAR EXERCISES IN 1998 AND
                      DECEMBER 31, 1998 OPTION/SAR VALUES

                                                          Number of Securities
                                                         Underlying Unexercised     Value of Unexercised
                                                              Options/SARs        In-the-Money Options/SARs
                                                          at December 31, 1998      at December 31, 1998
                                                                 (#)(2)                    ($)(3)
                                                        ------------------------- -------------------------
                          Shares Acquired      Value
Name                     on Exercise (#)(1) Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     ------------------ ----------- ----------- ------------- ----------- -------------
Osamu Sawaragi..........            0        $      0     20,501       33,499           0            0
Yutaka Tanaka...........            0               0          0       45,000           0            0
John A. Maczuzak........            0               0     23,333       76,667           0            0
David L. Peterson.......       55,000         395,625          0       45,000           0            0
James H. Squires........        5,000          50,315          0       35,000           0            0
Robert G. Pheanis.......       40,000         256,895          0       20,000           0            0

--------
(1) All exercises were of SARs.

(2) All unexercised instruments are stock options.

(3) There were no in-the-money stock options at December 31, 1998 because the exercise prices of all unexercised stock options exceeded the market price of the Company's Class B Common Stock of $7.125 per share on December 31, 1998.

Pension Plans

  The following table shows the annual benefits payable under the Company's qualified defined benefit retirement plan along with the non-qualified retirement plans, which provide for the payment of retirement benefits in excess of certain maximum limitations imposed by the Internal Revenue Code, to eligible employees in various earnings groups and with various periods of service. Benefits shown are computed at the plan's normal retirement age of 65 based on a straight life annuity.

                              PENSION PLAN TABLE

  Average Annual                                    Years of Service
Eligible Compensation    -----------------------------------------------------------------------
 Preceding Retirement       10       15       20       25       30       35       40       45
---------------------    -------- -------- -------- -------- -------- -------- -------- --------
$  100,000.............. $ 13,500 $ 20,000 $ 27,000 $ 33,500 $ 40,000 $ 47,000 $ 53,000 $ 58,500
   150,000..............   20,500   30,500   41,000   51,000   61,500   71,500   81,000   91,500
   200,000..............   28,000   41,500   55,500   69,500   83,500   97,500  111,000  125,000
   250,000..............   35,500   53,000   70,500   88,500  106,000  123,500  141,000  159,000
   300,000..............   43,000   64,000   86,500  107,000  128,500  150,000  171,000  192,500
   350,000..............   50,500   75,500  100,500  126,000  151,000  176,000  201,000  226,500
   400,000..............   58,000   85,500  115,500  144,500  173,500  202,500  231,000  260,000
   450,000..............   65,500   98,000  130,500  163,500  196,000  228,500  261,000  294,000
   500,000..............   73,000  109,000  145,500  182,000  218,500  255,000  291,000  327,500
   600,000..............   88,000  131,500  175,500  219,500  263,500  307,500  351,000  395,000
   700,000..............  103,000  154,000  205,500  257,000  308,500  360,000  411,000  462,500
   800,000..............  118,000  176,500  235,500  294,500  353,500  412,500  471,000  530,000
   900,000..............  133,000  199,000  265,500  332,000  398,500  465,000  531,000  597,500
 1,000,000..............  148,000  221,500  295,500  369,500  443,500  517,500  591,000  665,000
 1,100,000..............  163,000  244,000  325,500  407,000  488,500  570,000  651,000  732,500
 1,200,000..............  178,000  266,500  355,500  444,500  533,500  622,500  711,000  800,000
 1,300,000..............  193,000  289,500  385,500  482,000  578,500  675,000  771,000  867,500

  Eligible compensation covered by the Company's retirement plans includes the eligible employee's base salary, before reduction for any salary deferral agreements, and MICP awards paid for the sixty highest consecutive months during the last ten years of employment. Benefits paid under the Company's plans are not subject to reduction for social security payments received by the Company's executive officers.

  MICP awards are shown in the bonus column of the Summary Compensation Table in the year in which they were earned. Eligible compensation under the retirement plans includes the bonus in the year in which the payment was made and, as such, MICP awards earned in a particular year are included in the following year as eligible compensation under the retirement plans.

  The table below shows for each of the Named Executive Officers (a) the years of service under the retirement plans as of December 31, 1998, and (b) the amount of eligible compensation under the retirement plans for 1998:

                                                           Years of   Eligible
      Name                                                 Service  Compensation
      ----                                                 -------- ------------
      Osamu Sawaragi (1)..................................   2.00    $1,069,157
      Yutaka Tanaka.......................................   0.75       333,338
      John A. Maczuzak....................................   2.67       647,916
      David L. Peterson (2)...............................   4.58       359,996
      James H. Squires....................................  42.33       340,578
      Robert G. Pheanis...................................   4.58       300,004

--------
(1) Mr. Sawaragi ceased to be an employee of the Company on August 31, 1998 and will not receive benefits under the Company's retirement plans.

(2) Pursuant to the terms of his employment agreement, Mr. Peterson will receive credit for 23 years of service with a previous employer for the purpose of determining his pension benefit from the Company. The benefits of Mr. Peterson under the Company's qualified defined benefit retirement plan and non-qualified retirement plans will be reduced by the amount of his pension benefits from the previous employer. See discussion below under the caption "Employment Contracts".

Employment Contracts

  The Company has entered into employment contracts ("Contracts") with certain executives, including the Named Executive Officers identified below. Set forth below is a summary of certain terms of the Contracts applicable to such Named Executive Officers.

  The Contracts with Mr. Sawaragi and Mr. Tanaka (together, the "Chief Executive Officer Contracts") provide for (i) non-competition for a period of two years subsequent to termination of employment by the executive without "good reason"; and (ii) other post termination covenants including non-disclosure, non-solicitation of employees, cooperation during a transition period and release of employment claims. Mr. Sawaragi's Contract had a term which was to expire on October 5, 1998, and the term of the Contract with Mr. Tanaka expires on August 31, 2001. Each Chief Executive Officer Contract provides that (i) the annual base salary of the executive under the Contract shall be equal to the base salary in effect on the date of the Contract, subject to adjustment from time to time and (ii) the executive's annual target incentive compensation opportunity shall be equal to at least 50% of base salary. The Chief Executive Officer Contracts further provide that any reduction in the executive's then current base salary or target incentive opportunity constitutes "good reason" for termination of the Contract by the executive.

  The Chief Executive Officer Contracts provide for certain payments and benefits upon termination of the executive's employment. If the executive's employment terminates due to death or disability, he will receive a payment equal to the average incentive compensation paid to him in the three preceding years or, if greater, his target incentive compensation percentage amount, in each case pro-rated to reflect the part of the year completed before termination. If his employment is terminated by the Company without "cause" or by the executive for "good reason", he would be entitled to special termination benefits consisting of: (i) a severance payment equal to 50% of his annual base salary; (ii) a pro-rata incentive compensation payment for the year of termination; (iii) continued stock option vesting and exercisability for a five year period; and (iv) a two year continuation of health care and certain other employee benefits on the same basis as if he had remained an employee for such period. During the benefit continuation period, Company provided employee benefits would be secondary to any benefits provided under an NKK sponsored benefit plan, or any Japanese government benefit plan or other available benefit plan. If the executive is age 69 at the time of a qualifying termination, the benefit continuation period is reduced to one year. If termination occurs on or after age 70, there is no benefit continuation period. After expiration of his Contract term, the executive would be entitled to the special termination benefits described above in the event he terminates his employment with or without "good reason", or if the Company terminates his employment without "cause". The Chief Executive Officer Contracts also provide that the Company will reimburse the executive for expenses incurred in seeking in good faith to enforce his Contract. Mr. Sawaragi terminated his employment with the Company for "good reason" effective as of August 31, 1998, and received the payments and benefits called for by his Contract.

  The Contracts with Mr. Maczuzak, Mr. Peterson and Mr. Pheanis (together, the "Other Executive Contracts") also provide for non-competition subsequent to termination of employment by the executive without "good reason" for a period of two years, in the case of Mr. Maczuzak and Mr. Peterson, and one year in the case of Mr Pheanis. The Other Executive Contracts also provide other post termination covenants including non-disclosure, non-solicitation of employees, cooperation during a transition period and release of employment claims. The Other Executive Contracts have an initial term ending July 1, 1998, in the case of Mr. Maczuzak and Mr. Peterson and June 1, 1999 in the case of Mr. Pheanis, and are subject to automatic month-to-month extensions unless either party elects not to extend the term. Prior to the date Mr. Maczuzak or Mr. Peterson reaches age 65, an election by the Company not to extend the term will automatically result in a termination of employment without "cause". The Other Executive Contracts provide that (i) the executive's annual base salary under his Contract shall be equal to the base salary in effect on the date of the Contract, subject to adjustment from time to time and (ii) his annual target incentive compensation opportunity shall be equal to at least 40% of his base salary in the case of Mr. Maczuzak and Mr. Peterson and 35% in the case of Mr. Pheanis. The Contracts with Mr. Maczuzak and Mr. Peterson further provide that any reduction in the executive's then current base salary or target incentive opportunity constitutes "good reason" for termination of the Contract by the executive.

  The Contract with Mr. Peterson also provides that, for purposes of determining his pension benefits with the Company, he will receive credit for his years of service with his previous employer, and his pension benefits from the Company will be reduced by his pension benefits from his previous employer. The Company has also agreed to provide Mr. Peterson with retiree health care under certain circumstances.

  The Other Executive Contracts provide for certain payments and benefits upon termination of employment. In the case of Mr. Maczuzak and Mr. Peterson, if employment terminates for any reason on or after age 65, or due to death or disability, the executive will receive a payment equal to the average incentive compensation paid to the executive in the three preceding years or, if greater, the executive's target incentive compensation percentage amount, in each case pro-rated to reflect the part of the year completed before termination. If employment is terminated by the Company without "cause" or by the executive for "good reason" before the executive reaches age 64, Mr. Maczuzak and Mr. Peterson would be entitled to special termination benefits consisting of: (i) a severance payment equal to two times the executive's annual base salary, a pro-rata incentive compensation payment for the year of termination plus, if such termination follows a change of control, an additional amount equal to two times the average incentive compensation paid to the executive in the three preceding years or, if greater, the executive's target incentive compensation percentage amount; (ii) continued stock option vesting and exercisability for a two year period; (iii) outplacement services; and (iv) a two year continuation of health care and certain other employee benefits on the same basis as if the executive had remained an employee for such period. During the benefit continuation period, Company provided health care benefits would be secondary to any health care benefits provided under another employer provided plan. If a qualifying termination occurs after Mr. Maczuzak or Mr. Peterson reaches age 64, the two year severance and two year benefit continuation periods are reduced to one year, and if a qualifying termination occurs after the executive reaches age 65, there is no severance payment and no benefit continuation period.

  In the case of Mr. Pheanis, if employment terminates due to death or disability, he will receive a payment equal to the average incentive compensation paid to him in the three preceding years or, if greater, his target incentive compensation percentage amount, in each case pro-rated to reflect the part of the year completed before termination. If employment is terminated by the Company without "cause" or by the executive for any reason other than death or disability, Mr. Pheanis would be entitled to special termination benefits consisting of: (i) a severance payment equal to one times the executive's annual base salary, a pro-rata incentive compensation payment for the year of termination plus, if such termination follows a change of control, an additional amount equal to one times the average incentive compensation paid to the executive in the three preceding years or, if greater, the executive's target incentive compensation percentage amount; (ii) immediate stock option vesting and exercisability for a two year period; and
(iii) a two year continuation of life insurance and financial and tax planning benefits.

  Mr. Pheanis's Contract also provides that if Mr. Pheanis terminates his employment after September 30, 1998 or if his employment is terminated by the Company at any time without "cause", in each case prior to Mr. Pheanis having at least five years of service for vesting purposes under the Company's retirement program, Mr. Pheanis will be provided with the retirement benefits which he would have been entitled to receive had he completed five years of service for vesting purposes under the plan.

  The Other Executive Contracts also provide that, in the event of a change of control, the benefits provided under the various Company plans and programs may not be less favorable than those provided at any time during the 120 day period immediately preceding the change of control. If a termination by the Company without "cause" or by the executive for "good reason" follows a change of control, a lump sum cash payment equal to the actuarially equivalent value of non-qualified unfunded retirement benefits will be paid to the executive. If payments under the Contracts following a change in control are subject to excise tax, the Company will make a "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as would have been the case had such excise tax not applied. The Other Executive Contracts also provide that the Company will reimburse the executive for expenses incurred in seeking in good faith to enforce his Contract.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

  The following table sets forth the number of shares of the Company's Class B Common Stock and the number of shares of common stock of NKK beneficially owned by each of the Company's directors, nominees for director and Named Executive Officers and by the Company's directors and executive officers as a group as of March 1, 1999 in the case of the Company's Class B Common Stock and as of December 31, 1998 in the case of NKK common stock. None of the Company's directors, nominees for director or Named Executive Officers beneficially owned any shares of the Company's Class A Common Stock. Except as otherwise indicated, each director, nominee for director or Named Executive Officer had sole voting and investment power with respect to any shares beneficially owned.

                                   NKK Corporation Stock        Class B Common Stock of Company
                             --------------------------------- ---------------------------------
                                Number of Shares    Percent of    Number of Shares    Percent of
   Name                      Beneficially Owned (1)   Class    Beneficially Owned (2)   Class
   ----                      ---------------------- ---------- ---------------------- ----------
   Charles A. Bowsher......               0              0              1,833               *
   Edsel D. Dunford........               0              0              5,833               *
   Mitsuoki Hino...........           5,398              *                  0               0
   Frank J. Lucchino.......               0              0              3,601               *
   Bruce K. MacLaury.......               0              0              3,001               *
   Mineo Shimura...........          11,000              *              1,833               *
   Hisashi Tanaka..........           1,093              *                833               *
   Yutaka Tanaka...........          37,104              *             15,000               *
   Sotaro Wakabayashi......           9,711              *                  0               0
   Osamu Sawaragi..........          93,040              *             37,168               *
   John A. Maczuzak........               0              0             58,764(3)(4)         *
   David L. Peterson.......               0              0             17,666(5)            *
   James H. Squires........               0              0             13,333               *
   Robert G. Pheanis.......               0              0              5,000               *
   All directors and
    executive officers as a
    group ( 23 persons)....         157,346              *            228,770(3)         1.14%

--------
* Less than 1% of the outstanding shares on March 1, 1999 in the case of the Company's Class B Common Stock and on December 31, 1998 in the case of NKK common stock.

(1) NKK Corporation stock can be voted in units of 1,000 shares only, and units of less than 1,000 shares have no voting power. In addition, Messrs. Hino, Hisashi Tanaka and Wakabayashi have no voting power with respect to 5,398, 1,093 and 4,511 shares of NKK Corporation stock, respectively, owned by them which are held by the trustee of NKK Corporation's employee stock ownership program.

(2) Includes shares which the individual has the right to acquire through the exercise of stock options which are exercisable within 60 days of March 1, 1999 in the following amounts: for Mr. Bowsher 1,833 shares; for Mr.Dunford 833 shares; for Mr. Lucchino 3,501 shares; for Mr. MacLaury 3,001 shares; for Mr. Shimura 1,833 shares; for Mr. Hisashi Tanaka 833 shares; for Mr. Yutaka Tanaka 15,000 shares; for Mr. Sawaragi 37,168 shares; for Mr. Maczuzak 51,666 shares; for Mr. Peterson 16,666 shares; for Mr. Squires 13,333 shares; for Mr. Pheanis 5,000 shares; and for all directors and executive officers as a group 196,801 shares.

(3) Includes shares held by the trustee of the Company's Salaried Employees Retirement Savings Program as of December 31, 1998 in the following amounts: for Mr. Maczuzak 3,598 shares and for all directors and executive officers as a group 9,369 shares.

(4) Includes 3,500 shares owned by Mr. Maczuzak's spouse.

(5) Includes 1,000 shares owned by a trust, the beneficiary and trustee of which is Mr. Peterson's spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who owned greater than 10% of a class of the Company's equity securities to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that Forms 5 were not required, the Company believes that all Section 16(a) filing requirements with respect to its executive officers and directors were met, except that a Form 4 was not filed for William E. McDonough, Treasurer, to report two exercises of cash only stock appreciation rights during 1998. Those transactions have been subsequently reported on a Form 5.

             ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

  The following table sets forth the only holders known to the Company to beneficially own more than 5% of the Company's Class A Common Stock or Class B Common Stock as of March 1, 1999, unless otherwise indicated. The information contained in this table is based upon the statements filed with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

                                                                          Percent of Total
Name and Address of       Number of Shares    Class of   Percent of Class   Common Stock
Beneficial Owner         Beneficially Owned Common Stock   Outstanding      Outstanding
-------------------      ------------------ ------------ ---------------- ----------------
NKK U.S.A. Corporation.      22,100,000(1)    Class A         100.00%          52.89%
 1013 Centre Road
 Wilmington, Delaware
  19805-1297
Donald Smith & Co.,
 Inc. .................       4,233,100(2)    Class B          21.50%          10.13%
 East 80, Rte. 4
 Paramus, New Jersey
  07652
Dimensional Fund
 Advisors Inc. ........       1,135,175(3)    Class B           5.77%           2.72%
 1299 Ocean Avenue
 11th Floor
 Santa Monica,
  California 90401

--------
(1) NKK has sole voting and investment power with respect to all shares of Class A Common Stock. As reported in a Schedule 13D dated February 13, 1995 filed with the Securities and Exchange Commission, NKK had sole voting and investment power with respect to 22,100,000 shares of Class B Common Stock listed as beneficially owned as a result of its ownership of Class A Common Stock convertible into an equal number of shares of Class B Common Stock.

(2) According to a Schedule 13G dated February 3, 1999 filed with the Securities and Exchange Commission, Donald Smith & Co., Inc. reported that it had sole voting power and sole dispositive power with respect to 4,233,100 shares.

(3) According to a Schedule 13G dated February 11, 1999 filed with the Securities and Exchange Commission, Dimensional Fund Advisors Inc. reported that it had sole voting power and sole dispositive power with respect to 1,135,175 shares.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Effective May 1, 1995, the Company entered into an Agreement for the Transfer of Employees with NKK, which supersedes a prior arrangement. The Agreement was unanimously approved by all directors of the Company who were not then, and never have been, employees of NKK. Pursuant to the terms of this Agreement, technical and business advice is provided through NKK employees who are transferred to the employ of the Company. The Agreement further provides that the initial term can be extended from year to year after expiration of the initial term, if approved by NKK and a majority of the directors of the Company who were not then, and never have been, employees of NKK. The Agreement has been extended through the calendar year 1999 in accordance with this provision. Pursuant to the terms of the Agreement, the Company is obligated to reimburse NKK for the costs and expenses incurred by NKK in connection with the transfer of these employees, subject to an agreed upon cap. The cap was $7 million during 1998 and 1999. The Company expensed $6.0 million under this Agreement during 1998. In addition, the Company paid approximately $0.9 million to NKK for various other engineering services provided by NKK during 1998.

  On October 23, 1998, the Company entered into a Turnkey Engineering and Construction Contract with NKK Steel Engineering, Inc. ("NKK SE"), a subsidiary of NKK. The Agreement was unanimously approved by all directors of the Company who were not then, and never have been, employees of NKK. Pursuant to this agreement, NKK SE will design, engineer, construct and install a continuous galvanizing facility at the Company's Great Lakes Division in Ecorse, Michigan. The purchase price payable by the Company to NKK SE for the facility is approximately $139.7 million. During 1998, $15.2 million was paid to NKK SE relating to this contract, and $6.6 million was included in accounts payable, net of a $1.6 million retention, as of December 31, 1998.

  During 1998, the Company paid cash dividends of $0.28 per share on both the Class A Common Stock owned by NKK USA Corporation and on its Class B Common Stock. Aggregate dividends paid to NKK USA Corporation during 1998 were approximately $6.2 million.

                          COMPARISON OF TOTAL RETURN

  The chart below compares the Company's total stockholder return on its Class B Common Stock for the period beginning December 31, 1993 and ending December 31, 1998, with the cumulative return of (i) the Standard & Poor's Composite 500 stock index (ii) a peer group consisting of the U.S. Steel Group of USX Corporation, Bethlehem Steel Corporation, and Inland Steel Industries, Inc. (now known as Ryerson Tull, Inc.) ("Original Peer Group") and (iii) a peer group consisting of the U.S. Steel Group of USX Corporation, Bethlehem Steel Corporation, LTV Corporation and AK Steel Holding Corporation ("New Peer Group"). The Company has excluded Inland Steel Industries, Inc. from the New Peer Group because it sold its steelmaking subsidiary, Inland Steel Co., to Ispat International N.V. in 1998. LTV Corporation and AK Steel Holding Corporation have been included in the New Peer Group so that it now includes the four largest domestic integrated steel producers with which the Company competes.

  The comparisons in this graph assume an investment of $100 on December 31, 1993 in Class B Common Stock of the Company, the Standard & Poor's Composite 500 stock index, the Original Peer Group and the New Peer Group. Cumulative total returns are calculated assuming reinvestment of dividends, and the peer group indexes are weighted to reflect the market capitalization of the index members. These comparisons are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's stock.

                          TOTAL RETURN TO STOCKHOLDERS
                 NATIONAL STEEL CORPORATION: 12/31/93-12/31/98
[GRAPH OF NATIONAL STEEL APPEARS]

      Company/Index        12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
      -------------        -------- -------- -------- -------- -------- --------
      National Steel         100     122.92   107.29    77.08    96.35    61.11
      S&P 500                100     101.32   139.40   171.40   228.59   293.91
      Original Peer Group    100      90.19    73.12    64.11    62.99    53.50
      New Peer Group         100      89.36    77.76    72.37    69.43    61.15

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

  On March 17, 1999, the Board of Directors appointed Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 1999, subject to ratification of such appointment at the 1999 Annual Meeting of Stockholders.

  Ratification of the appointment requires the favorable vote of a majority of the voting power of the outstanding shares of Common Stock present at the meeting and constituting a quorum. If the stockholders do not ratify this appointment, the selection of the independent auditors will be reconsidered by the Board of Directors.

  Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

  The Board of Directors unanimously recommends a vote FOR the appointment of Ernst & Young LLP as auditors.

                           PROPOSALS OF STOCKHOLDERS

  In order to be considered for inclusion in the Company's proxy statement and proxy for the Annual Meeting of Stockholders to be held in 2000, proposals of stockholders pursuant to Securities and Exchange Commission Rule 14a-8 intended to be presented at the 2000 Annual Meeting must be received in writing by the Secretary of the Company no later than December 2, 1999 and otherwise meet the requirements of that rule.

  Written notice of shareholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2000 Annual Meeting must be received by the Company on or before February 15, 2000 in order to be considered timely for purposes of Rule 14a-4. The persons designated in the Company's proxy statement shall be granted discretionary authority to vote with respect to any shareholder proposal of which the Company does not receive timely notice.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters do come before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

                                          By order of the Board of Directors,


                                          /s/ Ronald J. Werhnyak
                                          Ronald J. Werhnyak
                                          Vice President, General Counsel and
                                          Secretary

March 31, 1999
Mishawaka, Indiana

PROXY

                          NATIONAL STEEL CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors

 The undersigned hereby appoints John A. Maczuzak and Ronald J. Werhnyak the proxies, each with power to act alone and with power of substitution, and hereby authorizes them to represent and vote, all the shares of Class B Common Stock of National Steel Corporation which the undersigned is entitled to vote at the Annual Meeting to be held May 10, 1999 or any adjournment thereof as designated herein and, in their discretion, upon such other matters as may properly come before the meeting.

      (Continued, and to be marked, dated and signed, on the other side)



--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                                                               Please mark
                                                               your votes as
                                                               indicated in
                                                               this example [X]



1. ELECTION OF DIRECTORS                       NOMINEES:  Charles A. Bowsher
        FOR                  WITHHOLD                     Frank J. Lucchino
   all nominees              AUTHORITY                    Hisashi Tanaka
listed to the right       to vote for all                 Edsel D. Dunford
 (except as marked        nominees listed                 Bruce K. MacLaury
 to the contrary)          to the right                   Yutaka Tanaka
                                                          Mitsuoki Hino
        [_]                     [_]                       Mineo Shimura
                                                          Sotaro Wakabayashi

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

-------------------------------------------------------------------------------

2. Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 1999.

        FOR         AGAINST        ABSTAIN

        [_]           [_]            [_]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

        FOR         AGAINST        ABSTAIN

        [_]           [_]            [_]




                                    Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                    Dated:                               , 1999
                                          -------------------------------

                                    --------------------------------------------
                                                    (Signature)

                                    --------------------------------------------
                                              (Signature if held jointly)

                                    PLEASE SIGN, DATE, AND RETURN THE PROXY CARD
                                    PROMPTLY USING THE ENCLOSED ENVELOPE.


-------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


                                ADMISSION TICKET

                                 Annual Meeting
                                       of
                    National Steel Corporation Stockholders

                              Monday, May 10, 1999
                                   10:00 a.m.
                      Willard Inter-Continental Washington
                         1401 Pennsylvania Avenue N.W.
                                Washington, D.C.

                                     Agenda

               .Election of Directors
               .Ratification of the appointment of independent auditors .Discussion on matters of current interest
               .Question and Answer Session

PROXY

                       FIDELITY MANAGEMENT TRUST COMPANY

If I sign and return this proxy to you, you are instructed to cause all National Steel Corporation Common Stock in my National Steel Retirement Savings Plan or National Steel Represented Employee Retirement Savings Plan Account to be voted at the Annual Meeting of Shareholders of National Steel Corporation, to be held on May 10, 1999, and any adjournment thereof, as follows:

As indicated by me on the reverse side, but, if I make no indication as to a particular matter, then unless otherwise indicated, as recommended by management on such matters, and, on such other matters as may properly come before the meeting. The Trustee will keep the vote completely confidential.

If the Trustee does not receive a properly executed proxy by May 5, 1999 the Trustee shall vote the shares represented by this proxy in the same proportion as it votes those shares for which it does receive a properly executed proxy.

(Please sign on reverse side)



--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                               Please mark
                                                               your votes as
                                                               indicated in
                                                               this example [X]




1. ELECTION OF DIRECTORS                              NOMINEES:
       FOR                         WITHHOLD           Charles A. Bowsher
   all nominees                    AUTHORITY          Frank J. Lucchino
listed to the right             to vote for all       Hisashi Tanaka
 (except as marked              nominees listed       Edsel D. Dunford
 to the contrary)                 to the right        Bruce K. MacLaury
                                                      Yutaka Tanaka
        [_]                            [_]            Mitsuoki Hino
                                                      Mineo Shimura
                                                      Sotaro Wakabayashi




(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

-------------------------------------------------------------------------------

2. Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 1999.

        FOR         AGAINST        ABSTAIN

        [_]           [_]            [_]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

        FOR         AGAINST        ABSTAIN
        [_]           [_]            [_]



                                  Please sign exactly as name appears. When
                                  shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                  Dated:                                  ,1999
                                        ----------------------------------

                                  ----------------------------------------------
                                                   (Signature)

                                  ----------------------------------------------
                                           (Signature if held jointly)

                                  PLEASE SIGN, DATE, AND RETURN THE PROXY CARD
                                  PROMPTLY USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE.


                               ADMISSION TICKET

                                Annual Meeting
                                      of
                    National Steel Corporation Stockholders

                             Monday, May 10, 1999
                                  10:00 a.m.
                     Willard Inter-Continental Washington
                         1401 Pennsylvania Avenue N.W.
                               Washington, D.C.

                                    Agenda

 .Election of Directors
 .Ratification of the appointment of independent auditors
 .Discussion on matters of current interest
 .Question and Answer Session